Exhibit 16.1

Gately & Associates, LLC
3551 W Lake Mary Blvd
Lake Mary, FL 32746

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re:	Business Marketing Services, Inc.

Commission File Number: 333-152017

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Business Marketing Services, Inc. in Item 4.01 of its Form 8-K dated August 25, 2010 and captioned “Changes in Registrants Certifying Accountant”.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

Very truly yours,

/s/ Gately & Associates LLC.

By: J. Gately